Exhibit 99.1

[LOGO OF PRO-DEX]

                                     Contact: Patrick Johnson, President & CEO
                                              (714) 241-4411

                                              Matthew Hayden, Investor Relations
                                              Hayden Communications, Inc.
                                              (858) 704-5065

FOR IMMEDIATE RELEASE

             PRO-DEX, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

                   SALES INCREASE 13% OVER PRIOR YEAR QUARTER

         SANTA ANA, CA, November 14, 2005 - PRO-DEX, INC. (NASDAQ: PDEX), a developer and manufacturer of embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets, today announced financial results for the fiscal first quarter ending September 30, 2005.

         Consolidated net sales for the first quarter were $3.8 million, up 13 percent compared to the $3.3 million reported for the first quarter last year. Net income for the quarter was $262,000, or $0.03 per basic and diluted share, as compared to a net income of $462,000 or $0.05 per basic and diluted share, for the three months ended September 30, 2004. For purposes of calculating diluted earnings per share, approximately 10 million shares were used for the quarter ending September 30, 2005, compared to approximately 9.5 million shares for the prior year. Despite the increase in sales year over year, net income decreased primarily due to an unfavorable shift in product mix and increased operating expenses.

         Commenting on the Company's financial performance, Pro-Dex's President and CEO, Patrick Johnson said, "Given our product development efforts last year, we were able to increase our core recurring revenue from approximately $3 million per quarter in the middle of last fiscal year to approximately $3.8 million today. At the same time, we were faced with product quality issues that are a result of hyper-accelerated product launches and the unfavorable impact of shifts in sales product mix, a risk and volatility that emanates from serving three different end-markets. We ended the quarter with eight active product development projects representing potential first year revenue of $6.8 million compared to eight active projects last year which represented only $4.4 million in potential first year revenue. However, despite having made several new development proposals during the first quarter, we did not enter into any new development agreements of significant size. We ended the quarter with $7.6 million in open orders deliverable in the subsequent twelve months, a substantial improvement over the $4.3 million in open orders from the prior year, but a slight decrease from the $7.9 million in open orders at the end of the previous quarter. Finally, we generated $358,000 in cash from operations during the quarter and received more than $500,000 from international receivables during the first week of October, following the quarter-end, reflecting our successful collection efforts made during the first quarter. While coming in slightly below our internal revenue expectations, we successfully overcame significant challenges and improved our underlying fundamentals."

         For the three months ended September 30, 2005, the Company's consolidated gross profit decreased 9 percent or $169,000 to $1.7 million compared to the same three months in the previous year. Gross profit as a percentage of sales decreased to 44.9 percent for the three months ended September 30, 2005 compared to 55.8 percent for the three months ended September 30, 2004 and a gross margin percentage of 44.8 percent for the previous quarter. The decrease in gross margin during the quarter was the result of a smaller proportion of sales coming from higher margin factory automation products. Gross margin was further diluted by approximately $107,000 in costs associated with the repair and upgrade of product shipped during the fiscal year 2005 that contained faulty vendor-supplied components. The Company may to incur similar repair and upgrade costs in the second and early third quarter to fully address this issue. In addition, the Company increased its reserve for slow moving inventory related to legacy products, a non-recurring and non-cash cost.

         Operating expenses for the quarter increased $121,000 or 10.4 percent to $1.3 million for the three months ended September 30, 2005, compared to $1.2 million for the three months ended September 30, 2004. The increase was primarily driven by a $55,000 increase in sales and marketing expenses and bad debt reserve associated with the previously announced IntraVantage asset acquisition, $38,000 in extra-ordinary expenses related to general M&A activities and $24,000 in increased company-funded research and development. As a percent of sales, operating expenses during the first quarter remained flat at 34 percent.

         Addressing the Company's ongoing operations, Mr. Johnson noted, "One of our key goals for fiscal year 2006 is to smooth out the pace of our sales and operations, something we in fact accomplished during the first quarter and continue into the second quarter. This goal is important to us as it will help address the inherent volatility of our business model given our stated intention to bid on and win incrementally larger development projects and effectively produce the resulting manufacturing revenue streams. Nonetheless, quarter to quarter, we expect that sales levels and the resulting profitability will cycle correspondingly with the timing of new product launches stemming from our new product development activities. We anticipate launching two new products in second quarter and additional new products in the third quarter."

         Commenting on the Company's near term prospects, Mr. Johnson said, "Another key goal for fiscal year 2006 is for us to capitalize on growth opportunities afforded via M&A activities. For more than a year, we have been actively looking for acquisition candidates that would not only be accretive to our profits, but also accretive to our business model, giving us capabilities that will make us more attractive to current and future customers. Those efforts have paid off in our recently announced asset acquisition of the dental business of IntraVantage, Inc. This acquisition is indicative of what we've been looking for in potential candidates, opportunities that fit seamlessly with our current capabilities, a high value use of the profits and cash we have generated and an extension of our business that does not bring corresponding increases in operating expenses. We continue to evaluate additional opportunities while not losing our focus on the organic growth of our current business."

GUIDANCE:
---------

         Management is reaffirming revenue guidance and expects to report full-year revenues in the range of $16.0 million to $18.0 million but lowering earnings guidance to between $0.21 to $0.26 per share, compared to the previous earnings guidance of $0.26 to $0.30. This does not however include the contribution of future acquisitions, or new supply agreements yet to be signed, and only includes new production agreements which are already included in the current backlog.

         Investors and all others are invited to listen to a conference call discussing the first quarter and fiscal 2006 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.pro-dex.com. An online replay will be available for 30 days. Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (800) 475-6701 for domestic callers and (320) 365-3844 for international callers; conference ID# 802459.

         Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

         For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

                                 (tables follow)

                         PRO-DEX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                         September 30,       June 30,
                                                                             2005             2005
                                                                          (unaudited)       (audited)
                                                                         -------------    -------------
ASSETS
Current assets:
     Cash and cash equivalents                                           $   2,893,000    $   2,584,000
     Accounts receivable, net of allowance for doubtful
         accounts of $120,000 at September 30 and $100,000 at June 30        2,892,000        3,521,000
     Inventories, net                                                        3,317,000        3,145,000
     Prepaid expenses                                                          239,000           66,000
     Income tax receivable                                                           -           96,000
     Deferred income taxes                                                     586,000          519,000
                                                                         -------------    -------------
         Total current assets                                                9,927,000        9,931,000
                                                                         -------------    -------------
Equipment and leasehold improvements, net                                    1,106,000        1,156,000
                                                                         -------------    -------------
Other assets:
     Goodwill                                                                1,110,000        1,110,000
     Deferred income taxes                                                     541,000          541,000
     Other                                                                      20,000           18,000
                                                                         -------------    -------------
         Total other assets                                                  1,671,000        1,669,000
                                                                         -------------    -------------
Total assets                                                             $  12,704,000    $  12,756,000
                                                                         =============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                    $     826,000    $   1,158,000
     Accrued expenses                                                          397,000          472,000
     Income taxes payable                                                      100,000           13,000
                                                                         -------------    -------------
         Total current liabilities                                           1,323,000        1,643,000

Long-term liabilities                                                                -                -
                                                                         -------------    -------------
Total liabilities                                                            1,323,000        1,643,000
                                                                         -------------    -------------
Commitments and contingencies
Shareholders' equity:
     Common shares; no par value; 50,000,000 shares authorized;
         9,454,912 shares issued and outstanding September 30, 2005,
         9,449,396 shares issued and outstanding June 30, 2005,
                                                                            15,940,000       15,933,000
     Accumulated deficit                                                    (4,559,000)      (4,820,000)
                                                                         -------------    -------------
      Total shareholders' equity                                            11,381,000       11,113,000
                                                                         -------------    -------------
     Total liabilities and shareholders' equity                          $  12,704,000    $  12,756,000
                                                                         -------------    -------------

                         PRO-DEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED SEPTEMBER 30 (unaudited)

                                                    2005            2004
                                                ------------    ------------
Net sales                                       $  3,763,000    $  3,332,000

Cost of sales                                      2,072,000       1,472,000
                                                ------------    ------------
Gross profit                                       1,691,000       1,860,000

Operating expenses:

 Selling                                             255,000         200,000
 General and administrative expenses                 586,000         544,000
 Research and development costs                      442,000         418,000
                                                ------------    ------------
Total operating expenses                           1,283,000       1,162,000

                                                ------------    ------------
Income from operations                               408,000         698,000
Other income (expense):
 Royalty income                                       11,000          40,000
 Other income (expense)                               (6,000)         39,000
 Interest income (expense)                            22,000          (7,000)
                                                ------------    ------------
Total                                                 27,000          72,000
                                                ------------    ------------

Income before provision for income taxes             435,000         770,000

Provision for income taxes                           173,000         308,000
                                                ------------    ------------
Net income                                      $    262,000    $    462,000

Net Income per share:
 Basic                                          $       0.03    $       0.05
                                                ------------    ------------
 Diluted                                        $       0.03    $       0.05
                                                ------------    ------------

Weighted average shares outstanding - basic        9,452,780       8,863,902
                                                ------------    ------------
Weighted average shares outstanding - diluted     10,046,745       9,470,127
                                                ------------    ------------

                         PRO-DEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED SEPTEMBER 30 (unaudited)

                                                                                     2005           2004
                                                                                 ------------   ------------
Cash Flows from Operating Activities:
Net Income                                                                       $    262,000   $    462,000
 Adjustments to reconcile net income to net cash used in operating activities:
   Depreciation and amortization                                                      105,000         84,000
   Bad debt expense                                                                    20,000          5,000
   Reserve for obsolete inventory                                                      71,000         29,000
   Stock based compensation                                                                 -          6,000
   Deferred taxes                                                                     (67,000)             -
    Changes in:
     Decrease in accounts receivable                                                  609,000        278,000
     (Increase) in inventories                                                       (242,000)      (372,000)
     (Increase) in prepaid expenses                                                  (173,000)      (190,000)
     (Increase) in other assets                                                        (2,000)       (30,000)
     (Decrease) in accounts payable and accrued expenses                             (408,000)      (232,000)
     Increase (decrease) in income taxes receivable/payable                           183,000        (22,000)
                                                                                 ------------   ------------
Net Cash provided by Operating Activities                                             358,000         18,000
                                                                                 ------------   ------------

Cash Flows From Investing Activities:
 Purchases of equipment and leasehold improvements                                    (55,000)       (47,000)
                                                                                 ------------   ------------

Net Cash (used in) Investing Activities                                               (55,000)       (47,000)
                                                                                 ------------   ------------

Cash Flows from Financing Activities:

 Principal payments on long-term shareholder borrowings                                     -        (17,000)
 Proceeds from option exercise                                                          6,000         73,000
                                                                                 ------------   ------------

Net Cash provided by Financing Activities                                               6,000         56,000
                                                                                 ------------   ------------

Net Increase in Cash and Cash Equivalents                                             309,000         27,000
Cash and Cash Equivalents, beginning of period                                      2,584,000      2,070,000
                                                                                 ------------   ------------

Cash and Cash Equivalents, end of period                                         $  2,893,000   $  2,097,000
                                                                                 ============   ============

                            Supplemental Information

Cash payments for interest                                                       $          -   $      7,000

Cash payments for income taxes                                                   $     55,000   $    331,000
                                                                                 ------------   ------------